PROSPECTUS SUPPLEMENT                                       File No. 333-38792
---------------------                                           Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated June 16, 2000 and
June 15, 2000, respectively)

Prospectus number:   2035



                           Merrill Lynch & Co., Inc.
                          Medium Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes

Principal Amount:                $350,000,000


CUSIP Number:                    59018Y CB5         ISIN #US59018ycb5
                                                    Common Code:   12002491

Interest Rate:                   6.80000%


Original Issue Date:             Nov. 2, 2000


Stated Maturity Date:            Nov. 3, 2003


Interest Payment Dates:          Each May 3rd and Nov. 3rd,
                                 commencing on May 3, 2001, subject to
                                 Following Business Day Convention.

Repayment at the Option
of the Holder:                   The Notes cannot be repaid prior
                                 to the Stated Maturity Date.

Redemption at the Option
of the Company:                  The Notes cannot be redeemed
                                 prior to the Stated Maturity Date.

Form:                            The Notes are being issued in fully
                                 registered book-entry form.

Trustee:                         The Chase Manhattan Bank

Dated:                           Oct. 26, 2000

Settlement:                      It is expected that delivery of the Notes
                                 will be made through the book-entry
                                 facilities of The Depository Trust Company
                                 ("DTC") and its direct and indirect
                                 participants, including Morgan Guaranty Trust
                                 Company of New York, Brussels office, as operator of the Euroclear System
                                 ("Euroclear"), and Clearstream Banking,
                                 societe anonyme, Luxembourg ("Clearstream,
                                 Luxembourg"), on or about November 2, 2000.

                                 Because of time zone differences, the
                                 securities account of a Euroclear or
                                 Clearstream, Luxembourg participant
                                 purchasing a beneficial interest in a Global
                                 Note (as defined in the accompanying
                                 Prospectus Supplement) from a DTC participant will be credited during the securities settlement processing day which must be a business day for Euroclear or Clearstream, Luxembourg, as applicable, immediately following the DTC settlement date. Credit of such transfer of a beneficial interest in a Global Note settled during such processing day will be reported to the applicable Euroclear or Clearstream, Luxembourg participant on that day. Cash received in Euroclear or Clearstream, Luxembourg as a result of a transfer of a beneficial interest in a Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the applicable Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement through DTC.